Exhibit 99.E

SECUREXCESS DECLARATIONS

SUBJECT TO THE PROVISIONS OF THE UNDERLYING INSURANCE, THIS POLICY MAY ONLY APPLY TO CLAIMS FIRST MADE AGAINST THE INSUREDS DURING THE POLICY PERIOD. THE LIMITS OF LIABILITY AVAILABLE TO PAY DAMAGES OR SETTLEMENT AMOUNTS SHALL BE REDUCED AND MAY BE TOTALLY EXHAUSTED BY PAYMENT OF DEFENSE COSTS. PLEASE READ THIS POLICY CAREFULLY.

COMPANY: Axis Reinsurance Company	POLICY NUMBER: RNN 712693/01/2006

Item 1. Policyholder:	Item 2. Policy Period:
Wells Fargo Funds Trust	a. Inception Date: March 1, 2006
525 Market Street	b. Expiration Date: March 1, 2007
San Francisco, CA 94105	Both dates at 12:01 a.m. at the
address listed in Item 1

Item 3.	Limits of Liability (inclusive of defense costs): a. Each Claim	$ 10,000,000
	b. Maximum aggregate Limit of Liability for all Claim(s) During the Policy Period of all Insurance Products	$ 10,000,000

Item 4.	Underlying Insurance and Insurance Products: See Endorsement No. 1

Item 5.	Endorsements Attached at Inception: SE 1000, MU 1027

Item 6. Notices to Insurer: Notice of Claim(s) To Be Sent To:
All Other Notices To Be Sent To
Axis Financial Insurance Solutions Claims		Axis Financial Insurance Solutions
Address:	Connell Corporate Park	Address:	Connell Corporate Park
	Three Connell Drive		Three Connell Drive
	P.O. Box 357		P.O. Box 357
	Berkeley Heights, NJ 07922-0357		Berkeley Heights, NJ 07922-0357

Item 7. Pending and Prior Claim Date: N/A		Item. 8 Terrorism Coverage Premium: included

The Insurer has caused this Policy to be signed and attested by its authorized officers, but it shall not be valid unless also signed by another duly authorized representative of the Insurer.

Authorized Representative	Date

Secretary	President

SECUREXCESS POLICY

In consideration of the payment of the premium, and in reliance on all statements made in the application(s) for this Policy and the Underlying Insurance and all information provided to the Insurer and any or all of the Underlying Insurers, and subject to the provisions of this Policy, the Insurer and the Policyholder, on its own behalf and on behalf of all Insureds, agree as follows.

I.	INSURING AGREEMENT

With respect to each Insurance Product, the Insurer shall provide the Insureds with insurance during the Policy Period excess of all applicable Underlying Insurance. Except as specifically set forth in the provisions of this Policy, the insurance afforded hereunder shall apply in conformance with the provisions of the applicable Primary Policy and, to the extent coverage is further limited or restricted thereby, to any other applicable Underlying Insurance. In no event shall this Policy grant broader coverage than would be provided by the most restrictive policy constituting part of the applicable Underlying Insurance.

The insurance afforded under this Policy shall apply only after all applicable Underlying Insurance with respect to an Insurance Product has been exhausted by actual payment under such Underlying Insurance, and shall only pay excess of any retention or deductible amounts provided in the Primary Policy and other exhausted Underlying Insurance.

II.	DEFINITIONS

A.	Claim(s) means the event(s) which take place during the Policy Period and which trigger(s) coverage under the insuring agreement(s) of the Underlying Insurance.

B.	Insurance Product means each separate type of insurance identified as an "Insurance Product" in Endorsement No. 1 to this Policy.

C.	Insured(s) means any person(s) or entity(ies) that may be entitled to coverage under the Primary Policy at its inception.

D.	Insurer means the company identified as "Insurer" in the Declarations.

E.	Policy Period means the period from the inception date to the expiration date of this Policy stated in Item 2. in the Declarations, or its earlier cancellation or termination date, if any.

F.	Policyholder means the person(s) or entity(ies) identified in Item 1. in the Declarations.

G.	Primary Policy means the specific policy identified as the "Primary Policy" under the applicable Insurance Product listed in Endorsement No. 1 to this Policy.

H.	Sublimit means any Underlying Limits which:

1.	applies only to a particular grant of coverage under such Underlying Insurance; and

2.	reduces and is part of the otherwise applicable limits of liability of such Underlying Insurance set forth in Item 4 of the Declarations.

I.	Underlying Insurance means each insurance policy which constitutes all or part of an Insurance Product, as scheduled in Endorsement No. 1 to this Policy.

J.	Underlying Insurers means any or all of the companies who issued the policies of Underlying Insurance.

K.	Underlying Limits means, with respect to each Insurance Product, an amount equal to the aggregate of all limits of liability for each Insurance Product stated in Endorsement No. 1 to this Policy, plus the uninsured retention or deductible, if any, applicable to the Primary Policy under such Insurance Product.

III.	CONDITIONS OF COVERAGE

A.	For purposes of determining when insurance under this Policy shall attach and the limitations under which such insurance shall apply:

1.	All of the Underlying Insurance in effect as of the inception date of the Policy Period shall be maintained in full effect with solvent insurers throughout the Policy Period except for any reduction or exhaustion of the Underlying Limits as provided in Section IV. below; and

2.	All Insureds shall comply fully with all of the provisions of this Policy.

B.	As a condition precedent to coverage under this Policy, the Insured shall give to the Insurer as soon as practicable, but in no event later than thirty (30) days thereafter, written notice and the full particulars of i) the exhaustion of the aggregate limit of liability of any Underlying Insurance, ii) any Underlying Insurance not being maintained in full effect during the Policy Period, or iii) an Underlying Insurer becoming subject to a receivership, liquidation, dissolution, rehabilitation or similar proceeding or being taken over by any regulatory authority.

C.	If during the Policy Period the provisions of the Primary Policy are changed in any manner, as a condition precedent to coverage under this Policy, the Insured shall give written notice to the Insurer of the full particulars of such change as soon as practicable but in no event later than thirty (30) days following the effective date of such change. No amendment to any Primary Policy or Underlying Insurance during the Policy Period shall be effective in broadening or extending the coverage afforded by this Policy or extending or increasing the limits of liability afforded by this Policy unless the Insurer so agrees in writing. The Insurer may, in its sole discretion, condition its agreement to follow any changes to the Primary Policy or the Underlying Insurance on the Insured paying any additional premium required by the Insurer for such change.

As soon as practicable, but in no event later than thirty (30) days thereafter, the Policyholder must give the Insurer written notice of any additional or return premiums charged or allowed in connection with any Underlying Insurance.

IV.	REDUCTION OR EXHAUSTION OF UNDERLYING LIMITS

A.	If the Underlying Limits are partially reduced solely due to actual payment under the Underlying Insurance, this Policy shall continue to apply as excess insurance over the remaining Underlying Limits.

B.	If the Underlying Limits are wholly exhausted solely due to actual payment under the Underlying Insurance, this Policy shall continue to apply as primary insurance with respect to the applicable Insurance Product(s) and the retention or deductible, if any, applicable under the Primary Policy(ies) shall apply under this Policy.

C	If any Underlying Limits are subject to a Sublimit then coverage hereunder shall not apply to any Claim which is subject to such Sublimit, provided however, that the Underlying Limit shall be recognized hereunder as depleted to the extent of any payment of such Claim subject to such Sublimit.

V.	LIMITS OF LIABILITY

A.	The amount stated in Item 3.a. in the Declarations shall be the maximum limit of the Insurer's liability for each Claim under the applicable Primary Policy, and shall be the maximum amount payable by the Insurer under this Policy for a single Claim, which amount shall be part of, and not in addition to, the amount stated in Item 3.b. in the Declarations.

B.	The amount stated in Item 3.b. in the Declarations shall be the maximum aggregate amount payable by the Insurer under this Policy with respect to all Claims during the Policy Period for all Insurance Products.

C.	This Policy does not provide coverage for any Claim not covered by the Underlying Insurance, and shall drop down only to the extent that payment is not made under the Underlying Insurance solely by reason of exhaustion of the Underlying Insurance through payments thereunder, and shall not drop down for any other reason. If any Underlying Insurer fails to make payments under such Underlying Insurance for any reason whatsoever, including without limitation the insolvency of such Underlying Insurer, then the Insureds shall be deemed to have retained any such amounts which are not so paid. If the Underlying Insurance is not so maintained, the Insurer shall not be liable under this Policy to a greater extent than it would have been had such Underlying Insurance been so maintained.

D.	Payment by the Insurer of any amount, including but not limited to defense costs, shall reduce the limits of liability available under this Policy.

VI.	SETTLEMENTS AND DEFENSE

A.	No Insured under this Policy may, without the Insurer's prior written consent, which consent shall not be unreasonably withheld, admit liability for or settle any matter for which insurance may be sought under this Policy.

B.	The Insurer may, at its sole discretion, elect to participate in the investigation, defense and/or settlement of any claim under this Policy, regardless of whether the applicable Underlying Insurance has been exhausted.

C.	The Insured, and not the Insurer, has the duty to defend all Claims under this Policy.

VII.	SUBROGATION

A.	In the event of payment under this Policy, the Insurer shall be subrogated to all rights of recovery of each and all Insureds against any person or organization, and the Insureds shall do whatever is necessary to secure those rights to the satisfaction of the Insurer, including the execution of such documents necessary to enable the Insurer effectively to bring suit in the name of such Insureds.

B.	Any amount recovered after payment under this Policy and any Underlying Insurance policies shall be apportioned among the Insurer and the Underlying Insurers net of the expense of such recovery in the reverse order of actual payment. The expenses attendant to such recovery shall be apportioned among those benefiting from the recovery in proportion to the amount of benefit to each party.

VIII.	AUTHORIZATION

Except as stated in paragraph IX.A. below, the Policyholder shall be the sole agent of all Insureds with respect to all matters, including but not limited to giving and receiving notices and other communications, effecting or accepting any endorsements to or notices of cancellation of this Policy, the payment of premium and the receipt of any return premiums.

IX.	NOTICE

A.	With respect to any Claim, situation that could give rise to a Claim, or other matter as to which insurance may be sought under this Policy, the Policyholder or any Insured must give the Insurer written notice contemporaneously with and in the identical manner required by the applicable Primary Policy.

B.	All notices under this Policy shall be sent to the Insurer at the address set forth in Item 6. in the Declarations.

X.	MODIFICATION, CANCELLATION AND NONRENEWAL

A.	No modification of this Policy shall be effective unless made by endorsement signed by an authorized representative of the Insurer.

B.	The Policyholder may cancel this Policy at any time by written notice stating when thereafter such cancellation is to be effective.

C.	The Insurer may cancel this Policy only for nonpayment of premium, and only by delivering or mailing to the Policyholder written notice stating when, not less than ten (10) days thereafter, such cancellation shall become effective. The delivery or mailing of such notice shall be sufficient proof thereof and this Policy and the Policy Period shall terminate at the date and hour specified in the notice.

D.	The Insurer shall refund the unearned premium, computed at the customary short rate, if the Policy is cancelled by the Policyholder.

E.	The Insurer shall have no obligation to renew this Policy upon its expiration. If the Insurer decides not to renew this Policy, the Insurer shall provide written notice to the Policyholder by messenger, express delivery or first class mail at least sixty (60) days prior to the expiration of the Policy.

F.	Notwithstanding anything to the contrary set forth elsewhere in the Policy, in the event that any Underlying Insurance is rescinded by agreement or legal process for fraud or other material misrepresentation by the Policyholder or any of the Insureds, then this Policy shall be deemed to be automatically and immediately rescinded, but only with respect to any Insurance Product containing such rescinded Underlying Insurance.

XI.	EXCLUSIONS

The Insurer shall not be liable for any amount in any Claim taking place during the Policy Period and arising under any Insurance Product, which is based upon, arising out of, directly or indirectly resulting from, in consequence of or in any way involving:

A.	Any demand, suit or other proceeding pending, or order, decree or judgment entered, against any Insured on or prior to the Pending or Prior Claim Date set forth in Item 7 of the Declarations or any wrongful act, fact, circumstance or situation underlying or alleged therein; or

B.	Any other wrongful act, fact, circumstance or situation whenever occurring, which together with a wrongful act, fact, circumstance or situation described in (a) above are causally or logically interrelated by a common nexus.

Endorsement No. 1

Effective date of this endorsement: 12:01 a.m. on: March 1,2006

To be attached to and form part of Policy Number: RNN 712693/01/2006

Issued to: Wells Fargo Funds Trust

By: Axis Reinsurance Company

SCHEDULE OF UNDERLYING INSURANCE AND INSURANCE PRODUCTS

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

This endorsement modifies insurance provided under the following:

SECUREXCESS POLICY

The Schedule of Underlying Insurance and Insurance Products is as follows:

Insurance Product: Financial Institution Bond Liability

1.	Primary Policy

Insurer	Policy Number	Limits	Policy Period
Great American Insurance Company	FS 517-76-01	$20,000,000	03/1/06 – 3/1/07

2.	Other Underlying Policies

Insurer	Policy Number	Limits	Policy Period
Fidelity and Deposit Company of Maryland	FIB 0004712-05	$20,000,000	04/11/05-03/1/06
St. Paul Fire and Maine Insurance Company	463BD0968	$20,000,000	04/11/05-03/1/06
Federal Insurance Company	81944292	$20,000,000	04/11/05-03/1/06

All other provisions remain unchanged.

Authorized Representative

Date

Endorsement No. 2

Effective date of this endorsement: 12:01 a.m. on: March 1,2006

To be attached to and form part of Policy Number: RNN 712693/01/2006

Issued to: Wells Fargo Funds Trust

By: Axis Reinsurance Company

NON STACKING OF LIMITS ENDORSEMENT

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

This endorsement modifies insurance provided under the following:

SECUREXCESS POLICY

In consideration of the premium charged, it is agreed that as respects any Claim under this Policy for which coverage is also provided by one or more other policies issued by the Insurer, an affiliate thereof, or by any other member of what is commonly referred to as the Axis Group of Insurance Companies, or if coverage would be provided but for the exhaustion of the Limit of Liability or the applicability of the retention amount or Retention of such policies (any such policy an "Axis Insurance Policy"), the Limit of Liability provided by virtue of this Policy shall be reduced by the Limit of Liability provided under said other Axis Insurance Policy.

Notwithstanding the above, in the event such other Axis Insurance Policy has a provision like this one, then the above paragraph will not apply but instead:

1)	the Insurer shall not be liable under this Policy for a greater proportion of the Loss than the applicable Limit of Liability under this Policy bears to the total Limit of Liability of all such polices, and

2)	the maximum amount payable under all such policies shall not exceed the Limit of Liabilty of the policy which has the highest available Limit of Liability.

Nothing contained in this endorsement shall be construed to increase the Limit of Liability of this Policy which shall in all events be the maximum liability of the Insurer under this Policy.

All other terms remained unchanged.

Authorized Representative

Date

Endorsement No. 3

Effective date of this endorsement: 12:01 a.m. on: March 1,2006

To be attached to and form part of Policy Number: RNN 712693/01/2006

Issued to: Wells Fargo Funds Trust

By: Axis Reinsurance Company

AMEND ITEM 1 OF THE DECLARATIONS ENDORSEMENT

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

This endorsement modifies insurance provided under the following:

SECUREXCESS POLICY

In consideration of the premium charged, it is agreed that Item 1 of the Declarations is amended to read in its entirety as follows:

Wells Fargo Funds Trust et al

525 Market Street

San Francisco, CA 94105

All other provisions remain unchanged.

Authorized Representative

Date

Endorsement No. 4

Effective date of this endorsement: 12:01 a.m. on: March 1,2006

To be attached to and form part of Policy Number: RNN 712693/01/2006

Issued to: Wells Fargo Funds Trust

By: Axis Reinsurance Company

MANUSCRIPT ENDORSEMENT

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

This endorsement modifies insurance provided under the following:

SECUREXCESS POLICY

In consideration of the premium charged, it is agreed that Endorsement #1, is amended to read as follows:

1.	Primary Policy

Insurer	Policy Number	Limits	Policy Period
Great American Insurance Company	FS 517-76-01-02	$20,000,000	03/1/06 – 3/1/07

2.	Other Underlying Policies

Insurer	Policy Number	Limits	Policy Period
Fidelity and Deposit Company of Maryland	FIB 0004712-05	$20,000,000	03/1/06 – 3/1/07
St. Paul Fire and Maine Insurance Company	463BD0968	$20,000,000	03/1/06 – 3/1/07
Federal Insurance Company	81944292	$20,000,000	03/1/06 – 3/1/07

All other provisions remain unchanged.

Authorized Representative

Date